Exhibit 99.2

Mike:

Thank you ___________. I’d like to welcome all participants to National Research Corporation’s second quarter conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Patrick Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

During the call today I will report on the global metrics we track and have Pat provide a detailed review of our financial performance for the quarter quarter, after which we will open the call to your questions.

By way of a few highlights, we are very pleased with our second quarter performance. We exceeded our earnings per share estimate, total recurring contract value is increasing, and new contracts signed in the quarter once again showed a massive increase driven by the traction of the national standard. Before I get into the overall metrics, let me turn the call over to Pat to review the second quarter’s income statement and balance sheet. Pat.

Pat:

Thanks, Mike.

For the three-months ended June 30, 2005, the Company achieved revenues of $7.1 million compared to $6.4 million during the same period in 2004. This was a 12.2% increase, a large portion of which was from new clients since June 30, 2004.

For the three-months ended June 30, 2005, the Company’s net income was $925,000 or $0.13 per share, compared to $738,000 or $0.10 per share for the same period 2004. The net income margin was 12.9% of revenue which increased from 11.6% in the same period of 2004 and 11.3% from the first quarter of 2005. This performance is still below our model of 15%.

For the six-months ended June 30, 2005, we had revenues of $13.7 million compared to $13.9 million during the same period in 2004. This was a slight decrease which is the result of a lower first quarter 2005.

For the six-months ended June 30, 2005, the Company’s net income was $1.7 million or $0.23 per share, compared to $1.9 million or $0.26 per share for the same period 2004. The net income margin was 12.2% of revenue compared to 13.7% in the same period of 2004. This reduction is also the result of lower first quarter 2005 results.

During the second quarter 2005, the direct expenses as a percentage of revenue increased slightly to 43.0% from 42.6% in 2004, which was driven by the mix of business during the quarter. As we stated on the last conference call, we would expect the direct expense percentage to be within our annual goal of 43% to 45% of revenue by year end.

During the quarter, the selling, general and administrative costs were $2.1 million or 29.2% of revenue. We expect SG&A to remain similar or slightly higher during the third quarter and, as a percentage of revenue, to be within our goal of 23 to 25%.

Depreciation and amortization was 6.4% of revenue during the second quarter of 2005 compared to 7.7% of revenue during the same period in 2004. We expect this expense will continue to decrease, but remain within our model of 5.5 to 6.5% of revenue during 2005 and into 2006.

During the quarter, other income and expenses decreased by just over $100,000. This improvement was the result of higher interest income and lower interest expense and should continue for the balance of the year. The Canadian exchange rate is, of course, an unknown.

Cash flow from operations for the first six months of 2005 was $4.5 million which matched the same period in 2004. The Company continues to improve its strong financial position. Cash and short-term investments as of June 30, 2005, were approximately $18.7 million, or $2.60 per share.

For the balance of the year, we expect quarterly EPS growth to be somewhere around 20%.

I will now turn it back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During our quarterly calls we have been highlighting several key metrics.

The first metric is Total Recurring Contract Value. This represents the annualized dollar amount of projects that we feel are ongoing in nature. Another way to look at this metric is that it represents our pipeline, or as some refer to it, our backlog. Total Recurring Contract Value at June 30, 2005, was $32.4 million, up 13.7% over June 30, 2004, and up 10.1% from year end 2004. Compared to first quarter 2005, Total Recurring Contract is up 5.3%. If we dive into this metric, we see that Total Recurring Contract Value for our commercial business is up 21.5% year-over-year, and 11.3% from year-end 2004. We are very pleased with this growth. From our perspective, this is the most important metric from which we gain visibility to forecast future revenues.

Net New Sales is the second measure of performance we focus on. This metric is the percentage growth in the value of new contracts signed, reduced for any change orders that would decrease a current contract’s value. Net new sales represent our ability to generate new business from current clients and add new clients, without respect to when such contract value will be recognized.

Net New Sales were up 194% second quarter 2005 over second quarter 2004. As you can see, sales in the quarter were very strong and are increasing at a growing rate as evidenced by the trends over the past four quarters. Net New Sales a year ago this quarter were up 32% followed by quarterly increases of 28%, 52%, 129%, and now 194%. This trend started to accelerate disproportionately in and around the rollout of our HCAHPS solution. In order to provide some dollar figures to make tangible the financial contribution this trend is having on the Company, consider that Net New Sales in the second quarter last year were $586,000 compared to the quarter just ending of $1,729,000. While we don’t expect new sales growth to run in the hundreds of percentage points every quarter, we do know we are still at the very early stages of the HCAHPS event.

The third metric is growth in new sales for our syndicated Healthcare Market Guide product and the one metric which we did not perform very well at all. In the second quarter we added only four new HCMG clients. Consequently, we have generate only $340,000 in new sales year to date compared to our far better performance a year ago at $550,000, thus our HCMG new sales metric is a minus 39%. While I don’t see this as a trend, we do need to get back on plan.

Before I open the call for questions, let me touch on a few additional activities underway that we believe will drive growth. In Canada, we own the market for measuring and improving the experience of long-term care or nursing home residents. However, in the United States we have a very limited share of the 12,000-long term care facilities. By capitalizing on our deep expertise north of the border, we should be able to gain meaningful share in the States. We also are outlining plans to enter the health plan market. It appears as though the payer market may hold a potential equal to the provider market from which most all our current revenues are generated. Our goal in expanding markets, such as the two I just touched on, will provide us additional runways from which to enhance our growth.

________, I would now like to open the Q&A portion of the call.

In summary, we had a great quarter and I’m now looking forward to talking to you again next quarter with similar positive results. Thank you again for your time today.